Exhibit 11.  Computation of Net Income (Loss) Per Share.
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                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                       For the Nine Months Ended
                                              September 30,
BASIC:                                      2002        2001
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Weighted Average Common Shares
  Outstanding                            2,979,190     2,931,937

Net Income (Loss)                       $3,777,000    $ (665,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $1.27        $(.23)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,931,937
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,931,937

Net Income (Loss)                       $3,777,000   $ (665,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $1.27        $(.23)



                                        For the Three Months Ended
                                              September 30,
BASIC:                                      2002        2001
Weighted Average Common Shares
  Outstanding                            2,979,190    2,979,190

Net Income (Loss)                       $ (185,000)  $ (151,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.06)       $(.05)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,979,190

Net Income (Loss)                       $ (185,000)  $ (151,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.06)       $(.05)
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